  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2015

Griffin Capital Essential Asset REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-54377

Maryland	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

Full Redemption of Preferred Units
On November 5, 2015 (the “Redemption Date”), Griffin Capital Essential Asset Operating Partnership, L.P., the operating partnership (the “Operating Partnership”) of Griffin Capital Essential Asset REIT, Inc. (the “Registrant”), redeemed 6,079,766 Series A Cumulative Redeemable Exchangeable Preferred Units (the “Preferred Units”) held by SPT Griffin Holdings, LLC (the “Preferred Investor”) for an aggregate redemption price of approximately $62,499,996, plus the liquidation preference and all accumulated and unpaid distributions to the Redemption Date (the “Redemption”). After the Redemption, there were no Preferred Units outstanding, and the Preferred Investor no longer had any rights with respect to the Preferred Units.
Termination of Escrow Agreement
Pursuant to the terms of that certain Escrow Agreement, dated November 5, 2013 (the “Escrow Agreement”), by and among the Registrant, the Operating Partnership, Griffin Capital Essential Asset Advisor, LLC, the Preferred Investor, and Sidley Austin LLP (the “Escrow Agent”), because all of the Preferred Units were redeemed by the Operating Partnership, the Escrow Agreement automatically terminated and, upon Escrow Agent’s receipt of written notice of such termination, the Escrow Agent will destroy all documents held in escrow, including (i) Articles Supplementary to the Registrant’s Third Amended and Restated Charter, which Articles Supplementary provided for the issuance of up to 24,319,066 shares of Series A Cumulative Voting Redeemable Preferred Stock of the Registrant; (ii) stock certificates representing such issuance; and (iii) Amended and Restated Bylaws of the Registrant.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: November 10, 2015	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Assistant Secretary